Exhibit 35.1

Corporate Trust Services 9062 Old Annapolis Road Columbia, Maryland 21045

Citibank N.A.

17g-5 Information Provider

ratingagencynotice@citi.com

RE: Annual Statement as to Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A. (“Wells Fargo”), as Master Servicer, hereby certifies as follows as of and for the year ending December 31, 2013 (the “Reporting Period”):

(a) a review of Wells Fargo’s activities during the Reporting Period and of its performance under the applicable servicing agreement listed on Schedule A hereto (the “Servicing Agreement”) has been made under my supervision; and

(b) to the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Reporting Period, except as described on Schedule B hereto.

February 27, 2014

/s/ Kristen Ann Cronin Kristen Ann Cronin
Vice President
Wells Fargo Bank, N.A.

Wells Fargo Bank, N.A.

Schedule A

Pooling and Servicing Agreement dated April 1, 2013 for Sequoia Mortgage Trust 2013-6, by and among Sequoia Residential Funding, Inc., as Depositor, Wells Fargo Bank, N.A. as Master Servicer and Securities Administrator, and Christiana Trust, a Division of Wilmington Savings Fund Society, FSB, as Trustee. 1

[1]	The Pooling and Servicing Agreement was amended and restated effective January 1, 2014 to reflect the resignation of Wells Fargo as the Securities Administrator and Paying Agent (among other roles). See the Form 8-K filed on January 6, 2014 for additional information.

Schedule B

None

3